DEVELOPMENT AGREEMENT

AGREEMENT, effective the day of , 20__ between AirGATE Technologies, Inc., of Allen, Texas (whether an individual, proprietorship, partnership or corporation hereinafter referred to as “Developer”), and the unit of Newell Rubbermaid Inc. specified below (check one)

☐ Newell Operating Company (includes the divisions of Kirsch, Levolor Home Fashions, EZ Paintr, Bulldog, BernzOmatic, Mirro, Amerock, Adams Brush, Newell Home Hardware)

☐ Ashland Products, Inc.	☐ Cosmolab, Inc.
☐ Newell Rubbermaid Inc.	☐ Newell Office Products I, L.P.
☐ Newell Window Furnishings, Inc.	☐ Calphalon Corporation
☐ Sanford, L.P.	☐ Anchor Hocking Corporation
☐ Goody Products, Inc.	☐ Anchor Hocking Consumer
☐ Rubbermaid Commercial Products, LLC	Glass Company
☐ Rubbermaid Incorporated	☐ Intercraft Company
☐ The Little Tikes Company	X Graco Children’s Products Inc.
☐ Rubbermaid Closet
☐ HB Group Inc.
☐	Other (specify):____________________________________

(hereinafter, “Newell”)

WHEREAS, Newell wishes to engage Developer and Developer desires to perform services and to be paid compensation as described in Exhibit A, and Developer shall develop technology or other work product and/or be exposed to confidential and proprietary information that is unique and valuable and was or will be developed or otherwise acquired by Newell;

WHEREAS, Newell requires that its rights in its technology and information shall not be in any way diminished or impaired, and that it will obtain title to and the exclusive use of technology and work product resulting from the services.

In consideration of the mutual covenants and agreements of the parties, it is agreed as follows:

1.	DEFINITIONS. The following terms shall have the meanings indicated:

1.1   “Affiliate Company” means any company that, directly or indirectly, controls, is controlled by, or is under common control with, Newell.

1.2   “Technology” means and includes conceptions, inventions, processes, designs, machines, prototypes, manufactures, compositions of matter, improvements, drawings, plans, specifications, methods, techniques, systems, mask works, software, algorithms, compositions, compilations, documentation, data and information (whether in human or machine-readable form), works of authorship, and products, whether or not patentable, copyrightable, or susceptible to any other form of protection.

1.3   “Resultant Technology” means any and all Technology that is conceived, created, developed, first fixed in a tangible medium, made, first used or first reduced to practice (a) under this Agreement, or (b) in connection with the services for which Developer has been engaged by Newell or an Affiliate Company (as defined below).

1.4   “Confidential Information” means the existence of this Agreement, as well as any and all Technology, including Resultant Technology, and all other information which:

a.	is provided to Developer by Newell or an Affiliate Company;

b.	concerns any aspect of the business of Newell or an Affiliate Company; or

c.	is, for any reason, identified and treated as confidential by Newell and/or Affiliate Companies.

2.	PERFORMANCE BY DEVELOPER; CHANGES TO SPECIFICATIONS.

2.1   Developer agrees to perform the services described in Exhibit A (the “Services”) in accordance with the terms of this Agreement.

2.2	Developer shall adhere to any time schedule and submit any reports, all as set forth in Exhibit A.

2.3   Developer may subcontract any of the Services only pursuant to a written agreement with subcontractor and only with Newell’s prior express written permission. Newell may withhold any such permission in its sole discretion, and in any event if the written agreement between Developer and the subcontractor does not provide to Newell’s satisfaction for the confidentiality of the Confidential Information and the assignment to Developer or Newell of all rights in Technology embodying or comprising Resultant Technology. Any such agreement shall identify Newell by name as a “third party beneficiary.”

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2.4   Developer shall document all work performed hereunder with drawings, specifications, instructions and installation details. Any changes shall be documented, and performance shall not be considered complete until all documentation has been delivered to and accepted by Newell.

3.	PAYMENT AND RECORDS.

3.1   Developer shall invoice Newell for the Services in the amounts and at such times as set forth in Exhibit A hereto, but Developer shall be responsible for the payment of all taxes on work performed pursuant to this Agreement. Each invoice shall include the information set forth in Exhibit A.

3.2   Newell shall pay any undisputed invoices submitted by Developer in accordance with this Agreement within ninety (90) days of Newell’s receipt of the invoice.

3.3   Developer agrees to maintain records to support charges to Newell under this Agreement and to make such records available for inspection by Newell or its representatives during normal business hours.

4.	OWNERSHIP OF TECHNOLOGY.

4.1    All Technology, including previously invented Technology and Resultant Technology shall be the sole and exclusive property of, and title shall vest in, Newell or its nominee, in the case of previously invented Technology, from the date the Development Agreement is executed, and in the case of Resultant Technology, from and after the time it is created.

4.2   To the extent that any of the Resultant Technology is specially ordered or commissioned for use as a contribution to a collective work, as part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, as an instructional text, as a test, as answer material for a test, or as an atlas, the parties agree that this Resultant Technology shall be a considered a “work made for hire” under 17 U.S.C. Sec. 101 owned by Newell.

4.3   With respect to any rights in the Resultant Technology other than the rights described in Section 4.2, above, Developer agrees to assign and hereby assigns to Newell or its nominee, the sole and exclusive right, title and interest in the United States and all foreign countries, in and to the previously existing Technology and the Resultant Technology, including without limitation any and all related patent, copyright, trade secret, trademark, trade dress and other property and proprietary rights of any nature whatsoever, as well as the right of priority, and all applications for letters patent, trademark registration, copyright registration, mask work protection, design registration, or other protection, and all patents, registrations and the like resulting therefrom.

4.4   Developer shall provide to Newell copies of the provisional patents that they have filed so far and assign these patents to Newell, and Developer represents and warrants that it has full authority to assign such patents to Newell.

4.5   Newell or its nominee, at its expense, shall have the sole right to file and prosecute applications for letters patent, trademark registrations, copyright registrations, mask work protection, design registrations or other protection with respect to the Resultant Technology . If Newell or its nominee assign back the Resultant Technology to the Developer, the Developer will reimburse Newell or its nominee for their expenses in filing and prosecuting applications for letters patent, trademark registrations, copyright registrations, mask work protection, design registrations or other protection with respect to the Resultant Technology .

4.6   Developer shall, at all times, promptly and fully disclose all Resultant Technology to Newell or its nominee, and shall at all times assist Newell to obtain, maintain and protect the rights of Newell and/or Affiliate Companies in the Resultant Technology. Developer warrants and agrees to execute and deliver to Newell, and to cause its employees, its subcontractors and their respective employees to execute and deliver to Newell, any and all documents that Newell may reasonably request to convey to Newell any interest Developer, its subcontractors or their respective employees may have in any Resultant Technology, or that are otherwise necessary to protect and perfect Newell’s interest in such Resultant Technology. Developer further warrants and agrees to take and cause its employees, its contractors and their respective employees to take such other actions as Newell may reasonably request to protect and perfect Newell’s interest in any Resultant Technology.

4.7    All Technology delivered by Developer to Newell, its nominee and/or Affiliate Companies, shall be deemed Resultant Technology, and all right, title and interest therein shall vest in Newell or its nominee pursuant to Section 4.1 hereof, unless Developer, prior to, or within ten (10) working days of delivery, identifies, with particularity, such portions of the delivered Technology which Developer contends is not Resultant Technology, and provides clear and convincing proof and corroborating records showing that such portions of the delivered Technology do not embody or comprise Resultant Technology. Developer hereby grants to Newell and its Affiliate Companies a perpetual, non-exclusive, world-wide, irrevocable, royalty-free, transferable right to make, have made, use, have used, import, have imported, sell, have sold, reproduce, perform, distribute copies of, and prepare derivative works based upon, such delivered Technology and authorize others to do any of the foregoing.

4.8   Developer acknowledges that no license or rights of any sort are granted to Developer under this Agreement and Developer shall not use any Resultant Technology for any purpose whatsoever, other than in connection with services performed on behalf of Newell.

5.	CONFIDENTIALITY; NON-COMPETE.

5.1   Developer shall maintain and cause its employees to maintain the Confidential Information in strict confidence and shall not disclose such Information to any third party. Developer shall reveal the Confidential Information only to those of its employees who require access to such Information in order to perform the Services and shall require any such employees to agree in writing to be bound by the terms of this Agreement. Developer shall use the Confidential Information solely for the purpose of allowing Developer to perform the Services. Developer shall not use, or induce or permit others to use, any Confidential Information for any

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other purpose whatsoever, nor, at any time, directly or indirectly, print, copy, or otherwise reproduce, in whole or in part, any Confidential Information, without prior written consent of Newell. Developer shall carefully preserve any documents, records, correspondence, prototypes, models and other written or tangible data relating to the Confidential Information coming into Developer’s possession. In no event, however, shall the obligations of this Section 5.1 apply to:

a.	any information that Developer can show was generally known to the public prior to the date of this Agreement;

b.     any information that Developer can show has become generally known to the public after the date of this Agreement other than as a result of disclosure or other action by Developer or any of its employees or agents;

c.     any information that Developer can show was lawfully known to Developer prior to the date of this Agreement (provided that such information is not covered by any confidentiality obligation to Newell or any of its Affiliate Companies; or

d.	any information that Newell agrees in writing does not constitute Confidential Information.

5.2   Developer agrees that during the period it is engaged by Newell to perform Services, and for a period of one year after termination of the engagement for cause or a period of sixty days after termination of the engagement without cause, Developer shall not provide the same or similar services for any company globally under circumstances in which Developer may reasonably be expected to call upon, refer to, or use any Confidential Information or Resultant Technology.

5.3   Developer acknowledges that the scope of the obligations in this Section 5 are reasonably related to the protection of Newell’s proprietary interests. Developer acknowledges and agrees that Newell will be irreparably harmed by, and that money damages alone would not be a sufficient remedy for, any breach of this Section 5 by Developer. Accordingly, Developer agrees that Newell will be entitled to preliminary and permanent injunctive relief against Developer for any such breach or threatened breach, in addition to any and all other rights which Newell may have at law or in equity.

6.	WARRANTIES.

6.1   Developer represents and warrants that the Services shall be performed by competent, qualified persons who will carry out their assignments in an efficient manner, and in accordance with the state of the art applicable to such Services.

6.2   Developer represents and warrants that the Services and all Resultant Technology shall conform to any written specifications provided by Newell.

6.3   Developer represents and warrants that in the course of performing the Services, neither Developer nor any of its employees shall knowingly, recklessly or negligently violate or infringe any patent, copyright, trademark right, or other intellectual property or proprietary right of any third party.

6.4   Developer represents and warrants to the best of its knowledge after reasonable investigation that the Resultant Technology or Newell’s use thereof or the sale of any product embodying the Resultant Technology, does not infringe any patent, copyright, trade secret, trademark or other intellectual property or proprietary right of any third party.

6.5          Developer represents and warrants that the system will be designed to function in a false negative, rather than a false positive mode. Developer further represents and warrants that the system will be designed to demonstrate actual buckle engagement, rather than buckle proximity. Finally, Developer represents and warrants that the system will be designed and validated using the six sigma approach.

7.	TERM AND TERMINATION.

7.1   Unless earlier terminated in accordance with other provisions of this Agreement, this Agreement shall continue in accordance with the provisions of Exhibit A.

7.2	This Agreement may be terminated by thirty (30) days’ prior written notice to the other party, as follows:

a.     by either party, in the event the other party breaches or is in default of any obligations hereunder, which default has not been cured within thirty (30) calendar days after receipt of written notice of such default or within such additional cure period as the non-defaulting party may authorize; or

b.     by Newell, at any time, without cause, upon ten (10) days prior written notice if Newell reimburses Developer for any expenses reasonably incurred by Developer prior to the date of the termination notice in reliance on the continuation of this Agreement, but subject to Developer mitigating such expenses to the fullest extent possible.

7.3   Upon termination of this Agreement for any reason, Developer will immediately cease all use of the Confidential Information and Resultant Technology, and shall deliver over to Newell all items containing Confidential Information or Resultant Technology and shall not take or retain any copies thereof.

8.     INDEPENDENT CONTRACTOR STATUS. It is expressly understood that at all times during the course of this Agreement, Developer shall be and remain an independent contractor of Newell and that Developer does not have the authority to bind Newell to any third person, or otherwise to act as the representative of Newell. Developer shall be solely responsible for all of its own employees and expenses.

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9.	INDEMNIFICATION.

9.1.   Developer shall indemnify and hold harmless Newell and its Affiliate Companies, their agents and successors, and their respective directors, officers, members, employees, and agents, from and against any and all claims, losses, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising out of any allegation that the Services, the Resultant Technology, the use of the Resultant Technology, or Developer’s or its subcontractor’s performance of the Services, infringes upon or misappropriates a patent, copyright, trademark, trade secret, trade dress or other proprietary right of any third party. In the event that Newell’s use of any Resultant Technology is enjoined, Developer shall promptly either procure for Newell the perpetual right to continue using such Resultant Technology, or shall replace or modify such Resultant Technology to make it non-infringing in a manner that is acceptable to Newell in its sole discretion.

9.2   Developer shall indemnify and hold harmless Newell and its Affiliate Companies, their agents and their successors, and their respective directors, officers, members, employees, and agents, from and against any claim, expense, fine, levy, penalty, liability, or tax of any kind, including but not limited to any employment, worker’s compensation, unemployment compensation, or similar tax or any liability for contributions to an employee benefit plan or benefits paid under any such employee benefit plan, sought to be imposed on Newell by any governmental authority or person on the grounds that Developer or any of Developer’s employees is an employee of Newell. Developer further agrees to indemnify and hold harmless Newell, and its members, employees, and agents, from and against any costs of litigation and reasonable attorneys’ fees incurred by Newell in the course of any proceedings in which any such claim, expense, fine, levy, penalty, liability, or tax is sought to be imposed on Newell.

9.3   Developer shall indemnify and hold harmless Newell and its Affiliate Companies, their agents and their successors and their respective directors, officers, members, employees, and agents, from and against any and all claims, losses, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising out of or based upon any property damage or any bodily injury (including death at any time resulting from such bodily injury) to any person, including employees of Developer or any subcontractor caused by or related to the performance of the Services. Except as may be otherwise provided by applicable law or any governmental authority, Newell’s right to indemnification under this subsection 9.3 shall not be impaired or diminished by any act, omission, conduct, misconduct, negligence or default (other than gross negligence or wilful misconduct) of Newell, any of its Affiliate Companies or any employee of Newell or its Affiliate Companies who contributed or may be alleged to have contributed thereto.

9.4   Developer shall indemnify and hold harmless Newell, its agents and its successors and their respective directors, officers, members, employees, and agents, from and against any and all losses, claims, damages, expenses (including attorneys’ fees and costs) and liabilities arising at any time as a result of the subcontracting of any Services pursuant to this Agreement.

9.5   Developer shall indemnify and hold harmless Newell, its agents and its successors and their respective directors, officers, members, employees, and agents, from and against any and all claims, losses, damages, expenses, demands, suits, judgments, penalties, and costs of any kind whatsoever, including reasonable attorneys’ fees and expenses, arising out of Developer’s breach of this Agreement.

9.6   Newell shall promptly notify Developer in writing of any claim asserted against Newell that Developer has an obligation to indemnify Newell against pursuant to this Agreement; provided, however, that a failure to so notify Developer shall not relieve Developer of its indemnity obligations unless Developer can demonstrate that it was substantially prejudiced by Newell’s failure to notify. Newell shall have the right (but not the obligation) to defend any claim or cause of action in respect of which Newell is indemnified and, in the event Newell elects to exercise such right to defend, shall be entitled to select counsel of its choice to conduct such defense and to be reimbursed by Developer for the reasonable costs and expenses of such counsel; provided, that Newell shall not settle such claim or cause of action prior to obtaining the consent of Developer. In the event Newell elects not to defend any such claim or cause of action, Developer shall have the right to defend and settle such claim or cause of action in the name and stead of Newell and in its own name, and to select counsel of its choice to represent Developer and Newell or Newell alone, whichever the case may be; provided, that Developer shall not settle such claim or cause of action prior to obtaining the consent of Newell; and provided, further, that if there is an actual or potential conflict of interest between Developer and Newell with respect to any such claim or cause of action, such that counsel selected by Developer cannot represent both Developer and Newell without waivers of such conflict, Developer shall pay the reasonable costs and expenses of Newell’s separate legal representation, in addition to the cost of counsel selected by Developer. Newell shall give notice promptly to Developer of its election whether to defend any such claim or cause of action.

9.7   Newell shall have the right to set off against any sums due Developer hereunder the amount of any claim that Newell has against Developer either pursuant to this Agreement or otherwise, including any claim for indemnification pursuant to this Section 9.

10.   INSURANCE. Developer shall obtain and keep in force during the term of this Agreement, at its expense, a comprehensive policy of general public liability insurance, including automobile liability insurance, covering any and all claims for loss or damage to any person or property (including employees of or property of Newell) caused by or related to the performance of the Services. Additionally, Developer agrees to maintain in effect, at its expense, an insurance policy covering errors and omissions in the design, development, or testing of the Resultant Technology. Such insurance shall be in amounts and with carriers as deemed adequate by Newell and shall name Newell as an additional insured. Developer agrees to deliver a certificate of said insurance to Newell upon request

11.   EMPLOYMENT. Developer, and not Newell, shall be responsible for the payment of each of their employee’s benefits and entire compensation earned in connection with the services provided hereunder, including employment taxes, worker’s compensation, unemployment compensation, vacation and other benefits associated with their employment.

Developer agrees and represents that as the employer of such persons, it will comply with all requirements of applicable tax, employment and immigration laws, and agrees that upon request of Newell, it will furnish to Newell, evidence of payment of all

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wages and other compensation due such persons, and evidence of compliance with all payroll tax, Social Security, unemployment compensation, worker’s compensation, employment eligibility verification and any other legal requirements relating to Developer’s employment of such persons.

12.   WAIVER. The failure or delay of either party to enforce any of its rights under this Agreement shall not constitute a waiver of such rights, any other rights, or any future rights arising under this Agreement. No waiver of any rights under this Agreement shall be effective unless it is in writing and executed by the party waiving such rights.

13.   NOTICES. All written notices and communications required or desired to be given under this Agreement shall be mailed, sent by facsimile machine, or delivered by hand or reputable overnight courier service:

If to Newell:

Newell Rubbermaid Inc.

Legal Department

6833 Stalter Drive

Rockford, Illinois 61108

Attn.: Stuart I. Graff

If to Developer:

AirGAte Technologies, Inc.710 Century Parkway

Allen, Texas 75013

Attn.: Michael L. Sheriff

or as to each party, at such other address as designated by such party in a written notice to the other party. All such notices shall be deemed to have been delivered: (i) 5 days following deposit in the United States mails if properly addressed with proper postage prepaid; (ii) upon acknowledgment by the facsimile machine used to transmit the notice of the successful transmission thereof if transmitted to the facsimile number for the party to be notified as set forth above; or (iii) upon delivery thereof if delivered by hand or reputable overnight courier service to the party to be notified.

14.   ENTIRE AGREEMENT: MODIFICATION: SUPREMACY. This Agreement and its Exhibit shall constitute the entire agreement of the parties with respect to its subject matter, and shall supersede all prior oral or written representations, understandings and agreements on the subject hereof. This Agreement may be amended only by a writing signed by the parties.

15.   ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their successors and assigns; provided, however, that this Agreement is not assignable or transferable, in whole or in part, by Developer without the prior written consent of Newell, which shall not be unreasonably withheld..

16.   SEVERABILITY. If any clause or provision of this Agreement (including any subsection) is or becomes illegal or unenforceable, such provision shall be interpreted to call for the protection of Newell’s rights to the greatest extent which is legal and enforceable, unless such provision cannot be so interpreted, or a court of competent jurisdiction declines to permit such clause or provision to be so interpreted, in which case such clause or provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

17.   SURVIVAL OF PROVISIONS. The obligations set forth in Sections 4, 5, 6, 9, 11, 12, 13, and 18 of this Agreement shall survive the termination of this Agreement.

18.	APPLICABLE LAW: ENFORCEMENT.

18.1  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to choice of law principles.

18.2  Any legal action or proceeding relating to this Agreement or its subject matter shall be brought in any state or federal court located in Rockford, Illinois, United States of America. Each party irrevocably consents to the personal jurisdiction of such courts and irrevocably waives any objection that such party may now or later have based on venue or forum non conveniens with respect to any action or proceeding initiated in such courts.

19.   COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the date and year first above written.

NEWELL:

By: _______________________________________

Name:_______________________________________

Title: _______________________________________

DEVELOPER:

By: _______________________________________

Name:_______________________________________

Title: _______________________________________

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